ERP Operating Limited Partnership

OFFER TO PURCHASE

FOR CASH ANY AND ALL

OF ITS OUTSTANDING NOTES LISTED BELOW

THE NON-EXCHANGEABLE NOTES OFFER (DEFINED BELOW) AND RELATED WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 9, 2009, UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “NON-EXCHANGEABLE NOTES OFFER EXPIRATION DATE”). THE EXCHANGEABLE NOTES OFFER (DEFINED BELOW) AND RELATED WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 30, 2009, UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXCHANGEABLE NOTES OFFER EXPIRATION DATE”).

ERP Operating Limited Partnership, an Illinois limited partnership (the “Company,” “we,” “our” or “us”), the operating partnership of Equity Residential (“Equity Residential”), the Company’s general partner, hereby offers to purchase for cash any and all of its series of notes listed in the table below (collectively, the “Notes” and each a “Series” of Notes) from the registered holders of Notes (each a “Holder”). The offers to purchase consist of two separate offers (each an “Offer” and together, the “Offers”), with one offer to purchase any and all of the outstanding Notes listed under the heading “Non-Exchangeable Notes Offer” in the table below (the “Non-Exchangeable Notes Offer”) and a second offer to purchase any and all of the outstanding Notes listed under the heading “Exchangeable Notes Offer” in the table below (the “Exchangeable Notes Offer”). The Offers are being made upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the accompanying letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”).

The following table identifies the Series of Notes to which each Offer relates and the Total Consideration (each as defined below) for each Series in the Offers.

Title of Securities	CUSIP No.	Principal Amount Outstanding (1)	Total Consideration (2)

Non-Exchangeable Notes Offer:
6.95% Notes due March 2, 2011	26884AAM5	$ 114,806,000	$ 1,060

6.625% Notes due March 15, 2012	26884AAN3	$ 400,000,000	$ 1,080

5.50% Notes due October 1, 2012	26884AAW3	$ 350,000,000	$ 1,070

Exchangeable Notes Offer:
3.85% Exchangeable Senior Notes due August 15, 2026 (3)	26884AAV5	$ 531,092,000	$ 1,000

(1)	As of December 2, 2009.
(2)	Per $1,000 principal amount of Notes tendered and accepted for purchase.
(3)	Callable by the Company on or after August 18, 2011 and putable by the Holders on August 18, 2011, August 15, 2016 and August 15, 2021.

THE OFFERS ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF NOTES BEING TENDERED. HOWEVER, THE OFFERS ARE SUBJECT TO OTHER CONDITIONS. EQUITY RESIDENTIAL’S BOARD OF TRUSTEES HAS APPROVED THE OFFERS. HOWEVER, NEITHER WE NOR EQUITY RESIDENTIAL, THE DEALER MANAGER, THE DEPOSITARY AND INFORMATION AGENT OR THE TRUSTEE FOR THE NOTES ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR NOTES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR NOTES AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFERS. SEE “TERMS OF THE OFFERS – PURPOSE OF THE OFFERS; SOURCE OF FUNDS.” YOU SHOULD DISCUSS WHETHER TO TENDER YOUR NOTES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL ADVISOR.

AFTER MAKING REASONABLE INQUIRY, WE DO NOT BELIEVE THAT ANY NOTES ARE OWNED BY ANY MEMBER OF THE BOARD OF TRUSTEES, EXECUTIVE OFFICER OR AFFILIATE OF EQUITY RESIDENTIAL AND, THEREFORE, NO EXCHANGEABLE NOTES WILL BE PURCHASED BY US FROM ANY SUCH PERSONS IN THE OFFER. SEE “TERMS OF THE OFFERS – INTERESTS OF BOARD OF TRUSTEES AND EXECUTIVE OFFICERS.”

Questions and requests for assistance may be directed to Global Bondholder Services Corporation, our depositary and information agent (in such respective capacities, the “Depositary” and the “Information Agent”, and Citigroup Global Markets Inc., our dealer manager (the “Dealer Manager”), in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase and Letter of Transmittal from the Information Agent at the telephone number and address on the back cover of the Offer to Purchase.

The Dealer Manager for the Offers is:

Citi

December 2, 2009

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(Continued from prior page)

The 6.95% Notes due March 2, 2011, the 6.625% Notes due March 15, 2012 and the 5.50% Notes due October 1, 2012 are collectively referred to as the “Non-Exchangeable Notes.” The respective “Non-Exchangeable Notes Total Consideration” for each $1,000 principal amount of each Series of Non-Exchangeable Notes tendered in the Non-Exchangeable Notes Offer and accepted for purchase, payable to Holders who have validly tendered and not validly withdrawn their Notes at or prior to the Non-Exchangeable Notes Offer Expiration Date, will be the amounts set forth in the table on the cover page of this Offer to Purchase. The “Exchangeable Notes Total Consideration” for each $1,000 principal amount of 3.85% Exchangeable Senior Notes due August 15, 2026 (the “Exchangeable Notes”) tendered in the Exchangeable Notes Offer and accepted for purchase, payable to Holders who have validly tendered and not validly withdrawn their Exchangeable Notes at or prior to the Exchangeable Notes Offer Expiration Date and whose Exchangeable Notes are accepted for purchase will be the amounts set forth in the table on the cover of this Offer to Purchase. The Non-Exchangeable Notes Total Consideration with respect to each Series of Non-Exchangeable Notes and the Exchangeable Notes Total Consideration are referred to collectively with respect to such Series of Notes as the “Total Consideration.”

Tenders of Non-Exchangeable Notes may be validly withdrawn at any time up to 5:00 p.m., New York City time, on December 9, 2009, unless extended (such date and time, as the same may be extended, the “Non-Exchangeable Notes Offer Withdrawal Date”), but, except as provided herein or required by law, after such time may not be validly withdrawn. Tenders of Exchangeable Notes may be validly withdrawn at any time up to 12:00 midnight, New York City time, on December 30, 2009, unless extended (such date and time, as the same may be extended, the “Exchangeable Notes Offer Withdrawal Date”), but, except as provided herein or required by law, after such time may not be validly withdrawn. You may also withdraw your previously tendered Exchangeable Notes at any time after forty business days from the commencement of the Exchangeable Notes Offer, unless such Exchangeable Notes have been accepted for payment as provided in the Exchangeable Notes Offer.

All of the Notes are held in book-entry form. In the event of a termination of or withdrawal of Notes from an Offer, unless a Holder has indicated other delivery instructions in the Letter of Transmittal, Notes tendered through The Depository Trust Company (“DTC”) will be credited to the Holder through DTC and such Holder’s DTC participant.

Provided that the conditions to the Offers have been satisfied or waived, payment for Notes purchased in the Non-Exchangeable Notes Offer shall be made on the Non-Exchangeable Notes Offer Settlement Date (defined below) and payment for Notes purchased in the Exchangeable Notes Offer shall be made on the Exchangeable Notes Offer Settlement Date (defined below). The “Non-Exchangeable Notes Offer Settlement Date” shall occur promptly following the Non-Exchangeable Notes Offer Expiration Date and is expected to be December 10, 2009, provided that we reserve the right, subject to applicable law, to extend the Non-Exchangeable Notes Offer Settlement Date. The “Exchangeable Notes Offer Settlement Date” shall occur promptly following the Exchangeable Notes Offer Expiration Date and is expected to be December 31, 2009, provided that we reserve the right, subject to applicable law, to extend the Exchangeable Notes Offer Settlement Date (each of the Non-Exchangeable Notes Offer Settlement Date and the Exchangeable Notes Offer Settlement Date being also referred to as a “Settlement Date”).

Upon the terms and subject to the conditions of the Offers, we will notify the Depositary (defined below) promptly after the Non-Exchangeable Notes Offer Expiration Date and Exchangeable Notes Offer Expiration Date, as applicable, of which Notes tendered are accepted for purchase and payment pursuant to the Offers. If you validly tender your Notes and we accept them for purchase, subject to the terms and conditions of the Offers, we will pay you the applicable Total Consideration, together with accrued and unpaid interest on the tendered Notes from the last interest payment date applicable to such Notes to, but not including, the applicable Settlement Date (“Accrued Interest”).

The Offers are not conditioned upon any minimum principal amount of any Series of Notes being tendered.

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See “Terms of the Offers – Significant Consequences to Non-Tendering Holders” and “Material United States Federal Income Tax Considerations” for a discussion of certain factors that should be considered in evaluating the Offers.

This Offer to Purchase has not been reviewed by any federal or state securities commission or regulatory authority of any jurisdiction, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

Global Bondholder Services Corporation is acting as both the Depositary and the Information Agent for the Offers. The Bank of New York Mellon is the Trustee for each Series of Notes. All references to the “Trustee” in this Offer to Purchase and the Letter of Transmittal shall be construed accordingly.

None of the Company, Equity Residential, the Dealer Manager, the Depositary and the Information Agent, or the Trustee is making any recommendation as to whether you should tender or refrain from tendering your Notes in response to the Offers.

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IMPORTANT INFORMATION

All of the Notes are registered in the name of Cede & Co., the nominee of DTC. Because only registered Holders of Notes may tender Notes, beneficial owners of Notes must instruct the broker, dealer, commercial bank, trust company or other nominee that holds the Notes on their behalf to tender the Notes on such beneficial owner’s behalf. DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To effectively tender Notes, DTC participants should electronically transmit their acceptance (and thereby tender Notes) through the DTC Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. See “Terms of the Offers – Procedures for Tendering.” A beneficial owner of Notes tendered by tendering Holders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary and Information Agent, the Trustee or us. Beneficial owners, whose Notes are registered in the name of a nominee, must contact such nominee to ascertain if such beneficial owner will be charged a fee by the nominee for tendering its Notes.

We have not provided guaranteed delivery provisions in connection with the Offers. You must tender your Notes in accordance with the procedures set forth under “Terms of the Offers – Procedures for Tendering.”

Requests for additional copies of this Offer to Purchase and the Letter of Transmittal and requests for assistance relating to the procedures for tendering Notes may be directed to the Information Agent at the address and telephone numbers on the back cover of this Offer to Purchase. Requests for assistance relating to the terms and conditions of the Offers may be directed to the Dealer Manager at the address and telephone numbers on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance regarding the Offers.

This Offer to Purchase and the Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offers.

This Offer to Purchase does not constitute an offer to purchase Notes in any jurisdiction in which it is unlawful to make such offer under applicable securities or blue sky laws.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase, and, if given or made, such information or representation may not be relied upon as having been authorized by us, Equity Residential, the Dealer Manager, the Depositary and Information Agent or the Trustee for the Notes.

From time to time following completion of the relevant Offer, we may acquire Notes that are not tendered in the Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration. Alternatively, we may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offers at any time that we are permitted to do so under the indenture governing the Notes. Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) neither we nor our affiliates may purchase any Exchangeable Notes until 10 business days after the expiration or termination of the Exchangeable Notes Offer. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will choose to pursue in the future.

The Trustee has not independently verified, makes no representation or warranty, express or implied, regarding, and assumes no responsibility for, the accuracy or adequacy of the information provided herein. The Trustee will conclusively rely on the results of the Offers as reported by the Depositary and us, and the Trustee will have no liability in connection therewith.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act we have, filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, with respect to the Exchangeable Notes Offer which contains additional information with respect to the Offers. We will file an amendment to the Schedule TO to report any material changes in the terms of the Exchange Notes Offer and to report

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the final results of the Exchangeable Notes Offer as required by Exchange Act Rules 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments and supplements thereto may be examined, and copies thereof may be obtained, at the same place and in the same manner as set forth in the section “Where You Can Find More Information.”

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IMPORTANT DATES

You should take note of the following important dates in connection with the Offers:

Date	Calendar Date and Time	Event

Non-Exchangeable Notes Offer Expiration Date	December 9, 2009 at 5:00 p.m., New York City time, unless extended.	The last day and time to validly tender the Non-Exchangeable Notes.

Non-Exchangeable Notes Offer Withdrawal Date	December 9, 2009 at 5:00 p.m., New York City time, unless extended.	The last day and time to validly withdraw tenders of Non-Exchangeable Notes.

Non-Exchangeable Notes Offer Settlement Date	Promptly after the Non-Exchangeable Notes Offer Expiration Date, expected to be December 10, 2009, unless extended.	If we accept Notes for purchase in the Non-Exchangeable Notes, we will deposit with DTC (at the direction of the Depositary) the amount of cash necessary to pay to each Holder of Notes that are accepted for purchase the applicable Non-Exchangeable Notes Total Consideration, plus Accrued Interest in respect of such Notes.

Exchangeable Notes Offer Expiration Date	December 30, 2009 at 12:00 midnight, New York City time, unless extended	The last day and time to validly tender the Exchangeable Notes.

Exchangeable Notes Offer Withdrawal Date	December 30, 2009 at 12:00 midnight, New York City time, unless extended.	The last day and time to validly withdraw tenders of Exchangeable Notes.

Exchangeable Notes Offer Settlement Date	Promptly after the Exchangeable Notes Offer Expiration Date, expected to be December 31, 2009, unless extended.	If we accept Notes for purchase in the Exchangeable Notes Offer, we will deposit with DTC (at the direction of the Depositary) the amount of cash necessary to pay to each Holder of Notes that are accepted for purchase the Exchangeable Notes Total Consideration, plus Accrued Interest in respect of such Notes.

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SUMMARY TERM SHEET

We are providing this summary of the terms of the Offers for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offers to the same extent described in this Offer to Purchase and the Letter of Transmittal. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offers. Where helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase the Notes?

ERP Operating Limited Partnership, an Illinois limited partnership.

Which Notes are subject to the Offers?

The Notes listed in the table below are subject to the Offers.

Title of Securities	CUSIP No.	Principal Amount Outstanding (1)	Total Consideration (2)
Non-Exchangeable Notes Offer:
6.95% Notes due March 2, 2011	26884AAM5	$ 114,806,000	$ 1,060

6.625% Notes due March 15, 2012	26884AAN3	$ 400,000,000	$ 1,080

5.50% Notes due October 1, 2012	26884AAW3	$ 350,000,000	$ 1,070

Exchangeable Notes Offer:
3.85% Exchangeable Senior Notes due August 15, 2026 (3)	26884AAV5	$ 531,092,000	$ 1,000

(1)	As of December 2, 2009.
(2)	Per $1,000 principal amount of Notes tendered and accepted for purchase.
(3)	Callable by the Company on or after August 18, 2011 and putable by the Holders on August 18, 2011, August 15, 2016 and August 15, 2021.

What is the purpose of the Offers?

The purpose of the Offers is to retire any or all of the Notes prior to their maturity, which is expected to lower our interest expense. The Notes we purchase in the Offers will be cancelled. For more detailed information, see “Terms of the Offers – Purpose of the Offers; Source of Funds.”

How many Notes will be purchased?

Upon the terms and subject to the conditions described in this Offer to Purchase, we will purchase any and all Notes validly tendered and not validly withdrawn in the Offers.

What is the purchase price of the Notes?

Holders of Non-Exchangeable Notes who have validly tendered and not validly withdrawn their Non-Exchangeable Notes in the Non-Exchangeable Notes Offer at or prior to the Non-Exchangeable Notes Offer Expiration Date will be entitled to receive the applicable Non-Exchangeable Notes Total Consideration set forth in the table above per $1,000 principal amount of Notes tendered and accepted for purchase.

Holders of Exchangeable Notes who have validly tendered their Exchangeable Notes in the Exchangeable Notes Offer at or prior to the Exchangeable Notes Offer Expiration Date, will be entitled to receive the Exchangeable Notes Total Consideration set forth in the table above per $1,000 principal amount of the Exchangeable Notes tendered and accepted for purchase.

For more detailed information, see “Terms of the Offers – Total Consideration.”

What is the form of payment for the Notes?

We are offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase, any and all of the outstanding Notes.

Once I have tendered my Notes, can I withdraw my tendered Notes?

Tenders of Non-Exchangeable Notes may be validly withdrawn at any time at or prior to the Non-Exchangeable Notes Offer Withdrawal Date. Tenders of Exchangeable Notes may be validly withdrawn at or prior to the Exchangeable Notes Offer Withdrawal Date. You may also withdraw your previously tendered Exchangeable Notes at any time after forty business days from the commencement of the Exchangeable Notes Offer, unless such Exchangeable Notes have been accepted for payment as provided in the Exchangeable Notes Offer. The term “business day” means any day, other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight New York City time. Except as provided herein or required by law, tenders of Notes may not be validly withdrawn after such time. For more detailed information, see “Terms of the Offers – Withdrawal of Tenders.”

Will I be paid Accrued Interest on my Notes?

If your Notes are accepted for purchase, you will be paid Accrued Interest from the last interest payment date applicable to your Notes to, but not including, the applicable Settlement Date.

When will the Offers expire?

The Non-Exchangeable Notes Offer will expire at 5:00 p.m., New York City time, on December 9, 2009, unless extended. The Exchangeable Notes Offer will expire at 12:00 midnight, New York City time, on December 30, 2009, unless extended. For more detailed information, see “Terms of the Offers – Expiration Dates; Extensions; Amendments.”

When will the Offers settle?

The Non-Exchangeable Notes Offer Settlement Date, which is applicable to all Non-Exchangeable Notes that are tendered and accepted for purchase in the Non-Exchangeable Notes Offer, will occur promptly following the Non-Exchangeable Notes Offer Expiration Date and is expected to be December 10, 2009.

The Exchangeable Notes Offer Settlement Date, which is applicable to all Exchangeable Notes that are tendered and accepted for purchase in the Exchangeable Notes Offer, will occur promptly following the Exchangeable Notes Offer Expiration Date and is expected to be December 31, 2009.

Are there any conditions of the Offers?

Consummation of the Offers is conditioned upon the satisfaction or waiver of the conditions set forth in “Terms of the Offers – Conditions of the Offers.”

How will tendered Notes be accepted?

On the terms of the Offers and upon satisfaction or waiver of the conditions of the Offers specified herein under “Terms of the Offers – Conditions of the Offers,” we will (1) accept for purchase Notes validly tendered (or defectively tendered, if we waive such defect) and not validly withdrawn and (2) promptly pay to the Depositary, on the applicable Settlement Date, the applicable Total Consideration, plus Accrued Interest, for Notes that are validly tendered in the Offers and accepted for purchase. We reserve the right, subject to applicable laws, to waive all conditions to the Offers for Notes tendered at or prior to the Non-Exchangeable Notes Offer Expiration Date or the Exchangeable Notes Offer Expiration Date with respect to any or all Series of Notes, as applicable.

How do I tender my Notes?

You will need to complete and return the Letter of Transmittal or the Depositary must receive a properly transmitted Agent’s Message (as hereinafter defined) through ATOP. For more detailed information, see “Terms of the Offers – Procedures for Tendering.” For further information, call the Information Agent or the Dealer Manager or consult your broker, dealer, commercial bank, trust company or other nominee for assistance. If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender your Notes. DTC participants are encouraged, in lieu of completing and signing the Letter of Transmittal, to transmit their acceptance to DTC through ATOP.

What happens if I do not tender my Notes?

The private trading market for the Notes is limited and will become even more limited after the consummation of the Offers. A debt security with a smaller outstanding principal amount available for trading may command a lower price than one with a larger outstanding principal amount. See “Terms of the Offers – Significant Consequences to Non-Tendering Holders” for a discussion of certain factors that should be considered in evaluating the Offers.

What are the United States federal income tax consequences if I tender my Notes?

Generally, the sale of the Notes for cash pursuant to the Offers will be a taxable event for United States federal income tax purposes. For a discussion of certain material United States federal income tax considerations relating to the Offers and regarding the potential imposition of United States federal income and withholding tax on the payment of the purchase price to Non-U.S. Holders (as defined under “Material United States Federal Income Tax Considerations”) of Exchangeable Notes upon the sale of Exchangeable Notes pursuant to the Offers, see “Material United States Federal Income Tax Considerations” in this Offer to Purchase and the immediately following paragraph.

Non-U.S. Holders may be subject to United States federal income and withholding tax on the payment of the purchase price for the Exchangeable Notes.

If the Exchangeable Notes were treated for United States federal income tax purposes as “United States real property interests” under the Foreign Investment in Real Property Tax Act, or “FIRPTA,” any gain recognized by a Non-U.S. Holder would be subject to United States federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. taxpayer. In addition, we would be required to withhold 10% of the gross proceeds payable to the Non-U.S. Holder pursuant to the Offers.

Although the applicable rules are not entirely clear, we intend to take the position that the Exchangeable Notes constitute “United States real property interests” and, accordingly, that United States federal withholding tax applies under FIRPTA to the sale of the Exchangeable Notes by a Non-U.S. Holder pursuant to the Offers. Therefore, we intend to withhold 10% of the gross proceeds payable to a Non-U.S. Holder on the sale of the Exchangeable Notes pursuant to the Offers. If the sale of the Exchangeable Notes pursuant to the Offers is exempt from United States federal income tax under FIRPTA, any amounts withheld from such payments to a Non-U.S. Holder may be refunded or credited against such Non-U.S. Holder’s United States federal income tax liability, if any, if such Non-U.S. Holder files with the Internal Revenue Service (“IRS”), on a timely basis, the required IRS forms.

If you are a Non-U.S. Holder, you are urged to consult your tax advisor as to whether the sale of the Exchangeable Notes pursuant to the Offers is exempt from United States federal income tax under FIRPTA. Although not clear, the sale of the Exchangeable Notes may be exempt from FIRPTA if (1) Equity Residential is a domestically controlled real estate investment trust (a “domestically controlled

REIT”) or (2) the Equity Residential common shares are part of a class of stock that is regularly traded on an established securities market and (i) if the Exchangeable Notes are also regularly traded on an established securities market, you have not, within certain prescribed periods directly, indirectly or constructively held more than 5% of the Exchangeable Notes, or (ii) if the Exchangeable Notes are not treated as regularly traded on an established securities market, you have not held Exchangeable Notes that, on the date of their acquisition, had a fair market value in excess of 5% of the fair market value of the Equity Residential common shares. Equity Residential will be a domestically-controlled REIT if at all times during a specified testing period it is a REIT and less than 50% in value of the Equity Residential common shares are held directly or indirectly by non-U.S. persons. Equity Residential believes that, currently, it is a domestically controlled REIT. Because the Equity Residential common shares are publicly traded, however, Equity Residential cannot guarantee that it is or will continue to be a domestically controlled REIT. If you are a Non-U.S. Holder and the sale of the Exchangeable Notes pursuant to the Offers is exempt from United States federal income tax under FIRPTA, any amounts withheld from such payments to you may be refunded or credited against your United States federal income tax liability, if any, if you file with the IRS, on a timely basis, the required IRS forms.

See “Material United States Federal Income Tax Considerations – Consequences to Tendering Non-U.S. Holders – Sale of Notes.”

Who do I contact if I have questions about the Offers?

The Dealer Manager for the Offers is Citigroup Global Markets Inc. The Dealer Manager may be contacted to answer questions about the Offers. The Dealer Manager’s contact information appears on the back cover of this Offer to Purchase.

Global Bondholder Services Corporation is acting as Depositary and Information Agent for the Offers. The Depositary and Information Agent’s contact information appears on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Depositary and Information Agent.

How will the Company pay for the Notes?

We will need a maximum of approximately $1.48 billion to purchase the Notes and pay the aggregate Accrued Interest. We will use cash on hand and funds from our revolving credit facility.

Can the Offers be extended, amended or terminated?

We can extend or amend the Offers in our sole discretion, subject to applicable law. We can also terminate the Offers under certain circumstances. See “Terms of the Offers – Expiration Dates; Extensions; Amendments” for a more detailed discussion of the extension, amendment or termination of the Offers.

How will I be notified if the Offers are extended, amended or terminated?

We will notify the Depository Trust Company and will make a public announcement.

WHERE YOU CAN FIND MORE INFORMATION

We and Equity Residential file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports and other information (including the documents incorporated by reference into this Offer to Purchase) may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the public reference facilities of the SEC at its Washington, D.C. address. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like us that file electronically with the SEC. Our file number with the SEC is 000-24920.

We incorporate by reference into this Offer to Purchase information in the documents we file with the SEC, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this Offer to Purchase.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Current Reports on Form 8-K filed on January 9, 2009, January 16, 2009, January 20, 2009, January 27, 2009, March 18, 2009, May 26, 2009, September 29, 2009 and December 2, 2009; and

•	Definitive Proxy Statement on Schedule 14A filed on February 6, 2009.

We also incorporate by reference into this Offer to Purchase information in the documents Equity Residential files with the SEC. The information incorporated by reference is considered part of this Offer to Purchase. Equity Residential’s file number with the SEC is 001-12252.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Current Reports on Form 8-K filed on January 9, 2009, January 20, 2009, January 27, 2009, March 18, 2009, May 26, 2009, September 29, 2009 and December 2, 2009;

•	Definitive Proxy Statement on Schedule 14A filed on April 16, 2009; and

•	the description of Equity Residential’s common shares contained in a Registration Statement on Form 8-A/A dated August 10, 1993.

We are not incorporating by reference any of the information that we or Equity Residential furnish under Item 2.02 or Item 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any past Current Reports on Form 8-K, unless otherwise specified in such current report.

The Depositary and Information Agent will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all of the documents incorporated in this Offer to Purchase by reference, other than exhibits to such documents. Requests for such documents should be directed to the Depositary and Information Agent at its address set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including documents incorporated by reference, contains forward-looking statements. These forward-looking statements relate to such things as our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terms.

Actual results could differ materially from those contemplated by these forward-looking statements as a result of many factors. The cautionary statements under the caption “Risk Factors” contained in our filings with the SEC incorporated by reference, and other similar statements contained in this Offer to Purchase and the documents incorporated or deemed incorporated by reference herein and therein, identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any known or unknown risks and uncertainties develop into actual events, those developments could have a material adverse effect on our business, financial condition and results of operations.

In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this Offer to Purchase and the documents incorporated by reference or deemed incorporated by reference herein will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements represent our estimates and assumptions only as of the date of this Offer to Purchase. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

THE COMPANY

The Company, together with its subsidiaries, was formed to conduct the multifamily residential property business of Equity Residential, its managing general partner and an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top United States growth markets. The Company, through its operating divisions and subsidiaries, is the entity through which all of Equity Residential’s operations are conducted.

Equity Residential, a Maryland real estate investment trust, is one of the largest publicly traded real estate companies and is the largest publicly traded owner of multifamily properties in the United States (based on the aggregate market value of its outstanding common shares, the number of apartment units wholly-owned and total revenues earned). As of October 31, 2009, the Company owns or has investments in 496 properties located in 23 states and the District of Columbia, consisting of 137,489 apartment units.

Equity Residential’s common shares are traded on the New York Stock Exchange under the ticker symbol “EQR.” Our principal executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 and our telephone number is (312) 474-1300. We also maintain an internet website at www.equityresidential.com. Information on our website is not part of this Offer to Purchase.

TERMS OF THE OFFERS

To the Holders of our Notes

We are offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, any and all of the outstanding Notes set forth in the table on the front cover of this Offer to Purchase. The Offers consist of the Non-Exchangeable Notes Offer to purchase any and all of the Non-Exchangeable Notes and the Exchangeable Notes Offer to purchase any and all of the Exchangeable Notes. Valid tenders of Notes pursuant to the Offers will be accepted only in principal amounts of $1,000 or integral multiples thereof.

Total Consideration

The consideration offered for each $1,000 principal amount of Non-Exchangeable Notes that are validly tendered in the Non-Exchangeable Notes Offer and not validly withdrawn at or prior to the Non-Exchangeable Notes Offer Expiration Date and accepted for purchase will be the applicable Non-Exchangeable Notes Total Consideration set forth in the table on the cover of this Offer to Purchase. The consideration offered for each $1,000 principal amount of the Exchangeable Notes that are validly tendered at or prior to the Exchangeable Notes Offer Expiration Date, and accepted for purchase, will be the Exchangeable Notes Total Consideration set forth in the table on the cover of this Offer to Purchase.

On the terms and subject to the conditions of the Offers, in addition to the Total Consideration, Holders who validly tender and do not validly withdraw their Notes in the Offers and whose Notes are accepted for purchase will also be paid Accrued Interest on the tendered Notes from the last interest payment date applicable to such Notes to, but not including, the applicable Settlement Date. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Depositary.

AFTER MAKING REASONABLE INQUIRY, WE DO NOT BELIEVE THAT ANY NOTES ARE OWNED BY ANY MEMBER OF THE BOARD OF TRUSTEES, EXECUTIVE OFFICER OR AFFILIATE OF EQUITY RESIDENTIAL AND, THEREFORE, NO EXCHANGEABLE NOTES WILL BE PURCHASED BY US FROM ANY SUCH PERSONS IN THE OFFERS.

Purpose of the Offers; Source of Funds

The purpose of the Offers is to retire any or all of the Notes prior to their maturity, which is expected to lower our interest expense. We expect to retire and cancel any Notes purchased pursuant to the Offers. We will finance the Offers with cash on hand and funds from our revolving credit facility. We will need a maximum of approximately $1.48 billion to purchase the Notes and pay the aggregate Accrued Interest.

The Company has a $1.5 billion unsecured revolving credit facility maturing on February 28, 2012. Advances under the credit facility bear interest at variable rates based upon LIBOR at various interest periods plus a spread (currently 0.5%) dependent upon the Company’s credit rating or based on bids received from the lending group. Equity Residential has guaranteed the Company’s credit facility up to the maximum amount and for the full term of the facility.

During the year ended December 31, 2008, one of the providers of the Company’s unsecured revolving credit facility declared bankruptcy. Under the existing terms of the credit facility, the provider’s share is up to $75.0 million of potential borrowings. As a result, the Company’s borrowing capacity under the unsecured revolving credit facility has, in essence, been permanently reduced to $1.425 billion of potential borrowings. The obligation to fund by all of the other providers has not changed.

As of November 30, 2009, the amount available on the credit facility was $1.37 billion (net of $57.8 million which was restricted/dedicated to support letters of credit and net of the $75.0 million discussed above). The Company’s unrestricted cash balance as of November 30, 2009 was approximately $415 million.

Plans, Proposals or Negotiations

Except as disclosed in this Offer to Purchase (including documents incorporated by reference herein), neither we nor Equity Residential currently have any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our capitalization, indebtedness;

•

except in connection with Equity Residential’s ongoing consideration of adding board trustees, there are no additional plans for any change in Equity Residential’s present Board of Trustees or management or any plans or proposals to change the number or term of the Board of Trustees (although we may fill vacancies arising on the Board of Trustees) or to change any material term of the employment contract of any executive officer;

•	any other change in our limited partnership structure or business;

•	our ceasing to be authorized to be quoted on the NYSE;

•	our common shares becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities other than in the ordinary course of business; or

•	any changes in our agreement of limited partnership, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

Conditions of the Offers

We will not be required to accept any Notes for purchase, and may terminate, extend or amend the Offers, and may postpone, subject to Rule l4e-1 under the Exchange Act, the acceptance of Notes so tendered if, at or prior to the Non-Exchangeable Notes Offer Expiration Date or the Exchangeable Notes Offer Expiration Date, as applicable to the Series of Notes subject to each Offer, any of the following conditions exist:

(a) in the Company’s reasonable judgment, there has been instituted or is pending any action, suit or proceeding by any government or any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or by any other person, domestic, foreign or supranational, before any court, authority, tribunal or other body (or any such action, suit or proceeding has been threatened in writing by any such body or person) that directly or indirectly:

i.	challenges or seeks to make illegal, or seeks to delay, restrict, prohibit or otherwise affect the consummation of the Offers or the acquisition of some or all of the Notes pursuant to the Offers; or

ii.	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property, assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Notes pursuant to the Offers or materially impair the contemplated benefits of the Offers.

(b) in the Company’s reasonable judgment, any statute, rule, regulation, judgment, order, stay, decree or injunction, including any settlement or the withholding of any approval, has been invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, interpreted, issued or otherwise deemed to apply by any court, government or governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, domestic, foreign or supranational (or any such action has been threatened in writing by any such body), in any manner that directly or indirectly:

i.	could make the acceptance for payment, or payment, for some or all of the Notes illegal or otherwise delay, restrict, prohibit or otherwise affect the consummation of the Offers;

ii.	could delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Notes to be purchased pursuant to the Offers; or

iii.	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property, assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Notes pursuant to the Offers or materially impair the contemplated benefits of the Offers;

(c) in the Company’s reasonable judgment, there has occurred any of the following:

i.	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

ii.	a material impairment in the trading market for debt securities;

iii.	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

iv.	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets thereof;

v.	the commencement of any war, armed hostilities or other international or national calamity or declaration of emergency, including any act of terrorism, on or after December 2, 2009;

vi.	any material escalation of any war or armed hostilities which had commenced before December 2, 2009;

vii.	any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

viii.	any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property, assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or trading in the Notes or in Equity Residential’s common shares;

ix.	any change or changes have occurred in the business, condition (financial or otherwise), income, operations, property, assets, liabilities or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the benefits of the Offers to us or our subsidiaries;

x.	in the case of any of the foregoing existing at the time of the commencement of the Offers, a material acceleration or worsening thereof;

xi.	a tender or exchange offer for any or all of the Equity Residential’s common shares, or any merger, acquisition, scheme of arrangement, business combination or other similar transaction with or involving the Company or any of its subsidiaries has been made, proposed or announced by any person or has been publicly disclosed; or

xii.	the Trustee shall have objected in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offers or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offers or in the acceptance of Notes.

The conditions described in the paragraphs above are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to any such condition. If any of the foregoing conditions to the Offers shall exist, subject to the termination rights described above, we may (1) return tendered Notes to the Holders who tendered them or (2) extend the Offers and retain all tendered Notes until the expiration of the extended Offer subject to Holders’ withdrawal rights, if any, (see “—Withdrawal of Tenders” below). We also reserve the right at any time to waive satisfaction of any or all of the conditions to the Offers. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Significant Consequences to Non-Tendering Holders

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder of Notes before deciding whether to tender Notes pursuant to the Offers.

Position of the Company Concerning the Offers

None of the Company, Equity Residential, the Dealer Manager, the Depositary and Information Agent or the Trustee makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and neither the Company nor any such other person has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in this Offer to Purchase and the related Letter of Transmittal, consult their own investment and tax advisors and make their own decisions whether to tender Notes and, if so, the principal amount of Notes to tender.

Limited Trading Market

The Notes are not listed on any national or regional securities exchange. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers. To the extent that Notes are tendered and accepted for purchase pursuant to the Offers, the trading market for Notes that remain outstanding is likely to be even more limited.

A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Offers may be affected adversely to the extent that the principal amount of Notes of such Series purchased pursuant to the Offers reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offers.

Conditions to the Consummation of the Offers and Related Risks

Each of the conditions of the Offers is described in more detail in “Conditions of the Offers.” There can be no assurance that such conditions will be met or waived or that, in the event that Offers are not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

Subsequent Repurchases of Notes

From time to time following completion of the relevant Offer, we may acquire Notes that are not tendered and accepted for purchase in the Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration. Alternatively, we may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offers at any time that we are permitted to do so under the indenture governing the Notes. Pursuant to Rule 13e-4(f)(6) under the Exchange Act neither we nor our affiliates may purchase any Exchangeable Notes until 10 business days after the expiration or termination of the Exchangeable Notes Offer. The term “business day” means any day, other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight New York City time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will choose to pursue in the future.

Expiration Dates; Extensions; Amendments

The Non-Exchangeable Notes Offer expires on the Non-Exchangeable Notes Offer Expiration Date, unless extended, in which case the Non-Exchangeable Notes Offer Expiration Date will be such date to which the Non-Exchangeable Notes Offer Expiration Date is extended. The Exchangeable Notes Offer expires on the Exchangeable Notes Offer Expiration Date, unless extended, in which case the Exchangeable Notes Offer Expiration Date will be such date to which the Exchangeable Notes Offer Expiration Date is extended.

We may extend the Non-Exchangeable Notes Expiration Date or Exchangeable Notes Offer Expiration Date for any purpose, including, without limitation, to permit the satisfaction or waiver of all conditions to the Offers. In order to extend the Non-Exchangeable Notes Offer Expiration Date or the Exchangeable Notes Offer Expiration Date, we will notify DTC, and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Non-Exchangeable Notes Offer Expiration Date or the Exchangeable Notes Offer Expiration Date, as applicable. Such announcement will state that we are extending the Offers for a specified period or on a daily basis. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Offers, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release.

We expressly reserve the right, subject to applicable law, to:

•	extend any Offer with respect to any or all Series of Notes; and

•

amend, modify or, waive at any time, or from time to time, the terms of any Offer in any respect with respect to any or all Series of Notes, including waiver of any conditions to consummation of the Offers.

If we exercise any such right, we will give written notice thereof to DTC and will make a public announcement thereof as promptly as practicable.

The minimum period during which an Offer will remain open following material changes in the terms of such Offer or in the information concerning such Offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. If we amend any terms of an Offer in a manner we determine will constitute a material change adversely affecting any Holder, we will promptly disclose any such amendment in a manner reasonably calculated to inform Holders of such amendment, and we will extend such Offer for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Offer would otherwise expire during such time period.

Procedures For Tendering

How to Tender Notes

All of the Notes are held in book-entry form. Any beneficial owner whose Notes are held in book-entry form through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes should contact such broker, bank, dealer or other nominee promptly and instruct such nominee to submit instructions on such beneficial owner’s behalf. In some cases, the bank, broker, dealer or other nominee may request submission of such instructions on a beneficial owner’s instruction form. Please check with your nominee to determine the procedures for such firm.

Delivery of Notes will be deemed made only after receipt by the Depositary of (1) timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth in this section, (2) a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message through ATOP, and (3) any other documents required by the Letter of Transmittal at or prior to the Non-Exchangeable Notes Offer Expiration Date or the Exchangeable Notes Offer Expiration Date, as applicable. No documents should be sent to us, the Dealer Manager or the Trustee. Delivery of a Letter of Transmittal or an Agent’s Message transmitted through ATOP is at the election and risk of the person delivering or transmitting the same, and delivery will be deemed made only when actually received by the Depositary.

By tendering Notes pursuant to the Offers, you will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary, until receipt by the Depositary of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Notes will be determined by us, in our sole discretion, which determination shall be final and binding.

By tendering Notes pursuant to the Offers, you will be deemed to have represented and warranted that you have full power and authority to tender, sell, assign and transfer the Notes tendered thereby and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed, upon request, to execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered thereby.

We have not provided guaranteed delivery provisions in connection with the Offers. You must tender your Notes in accordance with the procedures set forth herein.

Book-Entry Transfer

The Depositary will establish an account at DTC with respect to the Notes that are held through DTC for purposes of the Offers, and any financial institution that is a participant in DTC may make book-entry delivery of eligible Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer.

The Depositary and DTC have confirmed that the book-entry issues to be tendered in the Offers are eligible for ATOP. To effectively tender Notes eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” as used herein means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating (a) such participant has received and agrees to be bound by the terms and conditions of the Offers as set forth in this Offer to Purchase and the Letter of Transmittal and that we may enforce such agreement against such participant, (b) such participant has full power and authority to tender, exchange, assign and transfer the Notes, (c) such participant is not our “Affiliate” and (d) when we accept the tendered Notes for payment, we will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

If you desire to tender your Notes on the Non-Exchangeable Notes Expiration Date or the Exchangeable Notes Offer Expiration Date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by a registered Holder of Notes (which term, for purposes of the Letter of Transmittal, shall include any participant in DTC whose name appears on a security position listing as the owner of Notes) who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States (an “Eligible Institution”). If Notes are registered in the name of a person other than the signer of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if payment is to be made or certificates for unpurchased Notes are to be issued or returned to a person other than the Holder, then the Notes must be endorsed by the Holder, or be accompanied by a written instrument or instruments of transfer in form satisfactory to us, duly executed by the Holder, with such signatures guaranteed by a Medallion Signature Guarantor as described above.

Other Matters

Notwithstanding any other provision of the Offers, payment of the applicable Total Consideration, in exchange for Notes tendered and accepted for purchase pursuant to the Offers, will occur only after timely receipt by the Depositary of (1) timely Book-Entry Confirmation in respect of such Notes in accordance with the procedures set forth in this section, (2) a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message through ATOP and (3) any other documents required by the Letter of Transmittal at or prior to the Non-Exchangeable Notes Offer Expiration Date or the Non-Exchangeable Notes Offer Expiration Date, as applicable. Tenders of Notes pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering Holder and us upon the terms and subject to the conditions of the Offers. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Notes will be determined by us, the determination of which shall be final and binding. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Notes. Our interpretations of the terms and conditions of the Offers will be final and binding. Tenders of Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of the Company, Equity Residential, the Trustee, the Depositary and Information Agent, the Dealer Manager or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes, or will incur any liability to you for failure to give any such notice.

Acceptance of Notes for Purchase; Payment for Notes

On the terms and subject to the conditions of the Offers, we will accept for purchase, and pay for, validly tendered Notes that were not validly withdrawn pursuant to the Offers, in each case upon the satisfaction or waiver of the conditions to the Offers specified under “—Conditions of the Offers.” We will promptly deposit with DTC, at the direction of the Depositary, the amount of cash necessary to pay the applicable Total Consideration to each Holder of Notes that are accepted for purchase in the Offers, plus Accrued Interest in respect of such Notes.

Valid tenders of Notes pursuant to the Offers will be accepted only in principal amounts of $1,000 or integral multiples thereof.

For purposes of the Offers, we will be deemed to have accepted Notes for purchase if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the Depositary.

If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Offers, such Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes, promptly following the applicable Non-Exchangeable Notes Offer Expiration Date, Exchangeable Notes Offer Expiration Date, or termination of the applicable Offer.

We will pay for Notes accepted for purchase in the Offers by depositing such payment in cash with DTC upon the direction of the Depositary, which will act as agent for you for the purpose of receiving the applicable Total Consideration and Accrued Interest and transmitting such Total Consideration and Accrued Interest to you on the applicable Settlement Date. Tendering Holders of Notes should indicate in the applicable box in the Letter of Transmittal, or to the book-entry transfer facility in the case of Holders who electronically transmit their acceptance through ATOP, the name and address to which payment of the cash consideration and/or certificates evidencing Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal or transmitting such acceptance through ATOP, as the case may be.

We expressly reserve the right, subject to applicable law, to delay the acceptance for purchase of Notes tendered under the Offers or the payment for any Series of Notes accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the Holder thereof promptly after the termination or withdrawal of the Offers).

You will not be obliged to pay brokerage commissions or fees to the Dealer Manager, the Depositary and Information Agent, the Trustee, Equity Residential or us with respect to the Offers. Beneficial owners, whose Notes are registered in the name of a nominee, must contact such nominee to ascertain if such beneficial owner will be charged a fee by the nominee for tendering its Notes.

We will pay all transfer taxes applicable to the purchase and transfer of Notes pursuant to the Offers, except if the payment of the applicable Total Consideration is being made to, or if certificates representing Notes for principal amounts not tendered or not accepted for purchase are registered or issued in the name of, any person other than the registered Holder of Notes tendered thereby or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal or electronically transmitting acceptance through ATOP; then, in such event, the amount of any transfer taxes (whether imposed on the registered Holder(s) or such other person(s)) payable on account of the transfer to such person will be deducted from the applicable Total Consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

Withdrawal of Tenders

Tenders of Non-Exchangeable Notes may be validly withdrawn up until the Non-Exchangeable Notes Offer Withdrawal Date, but, except as provided herein or required by law, after such time may not be validly withdrawn. Tenders of Exchangeable Notes may be validly withdrawn up until the Exchangeable Notes Offer Withdrawal Date, but, except as provided herein or required by law, after such time may not be validly withdrawn. You may also withdraw your previously tendered Exchangeable Notes at any time after forty business days from the commencement of the Exchangeable Notes Offer, unless such Exchangeable Notes have been accepted for payment as provided in the Exchangeable Notes Offer.

For a withdrawal of a tender of Non-Exchangeable Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary at or prior to the Non-Exchangeable Notes Offer Withdrawal Date, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. For a withdrawal of a tender of Exchangeable Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary at or prior to the Exchangeable Notes Offer Withdrawal Date, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP.

Any such notice of withdrawal must (a) specify the name of the person who tendered the Notes to be withdrawn, the name in which those Notes are registered (or, if tendered by a book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such Notes), if different from that of the person who deposited the Notes, (b) contain the description of the Notes to be withdrawn, the certificate number or numbers of such Notes, unless such Notes were tendered by book-entry delivery, and the aggregate principal amount represented by such Notes, (c) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on this Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to have the applicable security registrar register the transfer of the Notes into the name of the person withdrawing such Notes and (d) if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder.

Withdrawal of Notes can only be accomplished in accordance with the foregoing procedures.

Notes validly withdrawn may thereafter be re-tendered at any time at or prior to the Non- Exchangeable Notes Offer Withdrawal Date or the Exchangeable Notes Offer Withdrawal Date, as applicable, by following the procedures described under “– Procedures for Tendering.” All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, which determination shall be final and binding. None of the Company, Equity Residential, the Depositary and Information Agent, the Dealer Manager, the Trustee or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Interests of Board of Trustees and Executive Officers

Following is a list of the members of Equity Residential’s Board of Trustees and Equity Residential’s executive officers. After making reasonable inquiry, the Company does not believe that any member of Equity Residential’s Board of Trustees nor Equity Residential’s executive officers beneficially own any of the Notes and, therefore, no Notes will be purchased by us from any such persons in the Offers. The Company has no executive officers.

Name	Title

John W. Alexander	Trustee

Charles L. Atwood	Lead Trustee

Boone A. Knox	Trustee

John E. Neal	Trustee

David J. Neithercut	Chief Executive Officer, President and Trustee

Sheli Z. Rosenberg	Trustee

Gerald A. Spector	Vice Chairman and Trustee

B. Joseph White	Trustee

Samuel Zell	Chairman and Trustee

Alan W. George	Executive Vice President and Chief Investment Officer

Fredrick C. Tuomi	Executive Vice President and President – Property Management

Bruce C. Strohm	Executive Vice President and General Counsel

Mark J. Parrell	Executive Vice President and Chief Financial Officer

John Powers	Executive Vice President – Human Resources

David S. Santee	Executive Vice President – Operations

Mark N. Tennison	Executive Vice President – Development

Recent Securities Transactions

During the 60 days prior to the date hereof, neither we nor Equity Residential have engaged in any transactions involving the Notes.

To the best of our knowledge, none of Equity Residential’s Board of Trustees or executive officers has engaged in any transactions involving the Notes during the 60 days prior to the date hereof.

The Notes are not listed on any national or regional securities exchange and there is no established trading market for the Notes. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material United States federal income tax considerations relating to the sale of the Notes pursuant to the Offers by U.S. Holders and Non-U.S. Holders, each as defined below. This discussion is a summary for general information purposes only and does not consider all aspects of United States federal income taxation that may be relevant to particular Holders in light of their individual circumstances or to certain types of Holders subject to special tax rules (for example, banks, insurance companies or other financial institutions, real estate investment trusts, regulated investment companies, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Notes as part of a “straddle,” “hedge,” “conversion” or other “integrated transaction,” persons that acquire Notes in connection with employment or other performance of services, U.S. Holders that have a functional currency other than the U.S. dollar, U.S. expatriates, or persons deemed to sell the Notes under the constructive sale provisions of the Internal Revenue Code of 1986 (the “Code”), and partnerships and other pass-through entities), nor does it address state, local or foreign tax considerations or United States federal tax considerations other than income taxation. This discussion also does not address the application, or the potential application, of the alternative minimum tax. This summary assumes that Holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Code.

If a partnership holds a Note, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Notes are urged to consult their tax advisors. This disclosure does not address the tax treatment of partnerships or persons who hold their Notes through a partnership or other pass-through entity.

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and court decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and the Company has not obtained, and does not intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of the Offers.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that for United States federal income tax purposes is: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a United States person. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner of Notes (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. Holder.

This summary of certain material United States federal income tax considerations relating to the sale of the Notes pursuant to the Offers is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to Tendering U.S. Holders

Sale of Notes

The sale of the Notes for cash pursuant to the Offers will generally be a taxable event for United States federal income tax purposes. A U.S. Holder that tenders Notes in the Offers will generally recognize gain or loss in an amount equal to the difference between (i) the total consideration payable to the U.S. Holder for the tendered Notes, other than any portion of such consideration attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously reported as income, and (ii) the U.S. Holder’s adjusted tax basis in the tendered Notes. In general, a U.S. Holder’s adjusted tax basis in the Notes equals (a) such U.S. Holder’s initial cost of such Notes, (b) increased by any original issue discount (if applicable) or market discount, discussed below, previously included in income by such U.S. Holder with respect to the Notes and (c) decreased by the amount of any payments received, other than qualified stated interest payments, and any bond premium previously amortized by the U.S. Holder with respect to the Notes. Except to the extent of the amount of the gain that is recharacterized as ordinary income pursuant to the market discount rules discussed below and the amount of any accrued but unpaid interest, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if Notes have been held for more than one year as of the disposition date. Long-term capital gains recognized by individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

Market Discount

Gain recognized by a tendering U.S. Holder upon the sale of the Notes pursuant to the Offers will be treated as ordinary income to the extent of any market discount on Notes that has accrued during the period that the tendering U.S. Holder held the Notes and that has not previously been included in income by the U.S. Holder. A Note generally will be considered to have been acquired with market discount except where such market discount (that is, the excess (if any) of the Note’s stated redemption price at maturity (or the revised issue price in the case of a Note with original issue discount) over the U.S. Holder’s initial tax basis in the Note) was less than a specified de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected for United States federal income tax purposes to include the market discount in income as it accrued on a constant yield basis.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to backup withholding at the applicable withholding rate (currently 28%) with respect to the receipt of cash in exchange for a Note and the receipt of cash with respect to accrued and unpaid interest, unless the U.S. Holder provides the Depositary or such other “withholding agent” (within the meaning of the Code and applicable Treasury regulations) with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a United States person for United States federal income tax purposes, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder either:

•	is exempt from backup withholding,

•	has not been informed by the IRS that backup withholding is required due to underreporting of interest and dividends from payments made to the U.S. Holder, or

•	has been informed by the IRS that backup withholding is no longer required.

U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Any amount withheld under the backup withholding rules would be creditable against the U.S. Holder’s United States federal income tax liability, provided that the requisite information is provided to the IRS on a timely basis.

Consequences to Tendering Non-U.S. Holders

Sale of Notes

A Non-U.S. Holder generally will not be subject to United States federal income tax (if the proper certification is provided) on gain recognized on the sale of Notes pursuant to the Offers, unless:

•

in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are satisfied;

•	the gain with respect to the Notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States; or

•	in the case of the Exchangeable Notes, such Exchangeable Notes constitute “U.S. real property interests,” or “USRPIs,” within the meaning of FIRPTA.

If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which its U.S.-source gains from the sale or exchange of capital assets exceed its U.S.-source losses from such sales or exchanges. If the second exception applies, the Non-U.S. Holder will generally be required to pay United States federal income tax on the net gain derived from the sale of Notes pursuant to the Offers in the same manner as U.S. Holders, as described above. In addition, in such case, corporate Holders may also be subject to a 30% branch profits tax on effectively connected gain. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, gain recognized on the disposition of Notes pursuant to the Offers will be subject to United States federal income tax in the manner specified by the treaty.

If the third exception applies, any gain recognized will be subject to tax in the same manner as U.S. Holders, as described above. In addition, in such case, a Non-U.S. Holder of Exchangeable Notes would generally be subject to United States federal withholding tax at a rate of 10% on the gross proceeds payable to such Non-U.S. Holder on the sale of the Exchangeable Notes pursuant to the Offers. If the sale of the Exchangeable Notes pursuant to the Offers is exempt from United States federal income tax under FIRPTA, any amounts withheld from such payments to a Non-U.S. Holder may be refunded or credited against such Non-U.S. Holder’s United States federal income tax liability, if any, if such Non-U.S. Holder files with the IRS, on a timely basis, the required IRS forms.

Although the applicable rules are not entirely clear, we intend to take the position that the Exchangeable Notes constitute USRPIs and, accordingly, that United States federal withholding tax applies under FIRPTA to the sale of the Exchangeable Notes by a Non-U.S. Holder pursuant to the Offers. Therefore, we intend to withhold 10% of any amounts payable on the sale of the Exchangeable Notes by a Non-U.S. Holder pursuant to the Offers.

Non-U.S. Holders are urged to consult their tax advisor as to whether the sale of the Exchangeable Notes pursuant to the Offers is exempt from United States federal income tax under FIRPTA. Although not clear, the sale of the Exchangeable Notes may be exempt from FIRPTA if (1) Equity Residential is a domestically controlled REIT or (2) the Equity Residential common shares are part of a class of stock that is regularly traded on an established securities market and (i) if the Exchangeable Notes are also regularly traded on an established securities market, the applicable Non-U.S. Holder has not, within certain prescribed periods directly, indirectly or constructively held more than 5% of the Exchangeable Notes, or (ii) if the Exchangeable Notes are not regularly traded on an established securities market, the applicable Non-U.S. Holder has not held Exchangeable Notes that, on the date of their acquisition, had a fair market value in excess of 5% of the fair market value of the Equity Residential common shares. Equity Residential will be a domestically-controlled REIT if at all times during a specified testing period it is a REIT and less than 50% in value of the Equity Residential common shares are held directly or indirectly by non-U.S. persons. Equity Residential believes that, currently, it is a domestically controlled REIT. Because the Equity Residential common shares are publicly traded, however, Equity Residential cannot guarantee that it is or will continue to be a domestically controlled REIT. An established securities market includes certain national and foreign securities exchanges and any “over-the-counter market”, which is defined as any market that is reflected by the existence of an “interdealer quotation system” (i.e., any system of general circulation to brokers and dealers which regularly disseminates quotations of stocks and securities by identified brokers or dealers, other than by quotation sheets which are prepared and distributed by a broker or dealer in the regular course of business and which contain only quotations of such broker or dealer). A class of interests that is traded on an established securities market in the United States will be considered to be regularly traded for any calendar quarter during which it is regularly quoted by brokers or dealers making a market (that is, which are holding themselves out to buy or sell interests in such class at the quoted price) in such interests. Equity Residential’s common shares are currently regularly traded on an established securities market, although there can be no assurance that they will continue to be so traded in the future.

In addition, based on currently available public information, we believe that the Exchangeable Notes may also be considered to be regularly traded on an established securities market within the meaning of applicable Treasury regulations, because recent trading activity and price quotations of brokers and/or dealers for the Exchangeable Notes have been reported on Bloomberg. Non-U.S. Holders should consult their tax advisors whether the Exchangeable Notes may be considered to be regularly traded on an established securities market within the meaning of applicable Treasury regulations.

Accrued and Unpaid Interest

Any amount received by a Non-U.S. Holder on account of any accrued but unpaid interest pursuant to the Offers generally will not be subject to United States federal income tax, provided that: (a) the Non-U.S. Holder does not actually or constructively own 10% or more of our capital or profits interests; (b) the Non-U.S. Holder is not a controlled foreign corporation (within the meaning of the Code) that is related to us through stock ownership; (c) the Non-U.S. Holder is not a bank receiving the interest on a loan agreement entered into in the ordinary course of business; (d) the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and (e) the Depositary or such other withholding agent has received or receives appropriate documentation from the Non-U.S. Holder (for example, IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a United States person for United States federal income tax purposes. A Non-U.S. Holder that does not qualify for exemption from United States federal income tax under the preceding sentence generally will be subject to the withholding of United States federal income tax at a 30% rate (or lower applicable treaty rate) on payments of interest pursuant to the Offers, unless the interest is effectively connected with the conduct of a trade or business within the United States. If the amount received on account of any accrued, but unpaid, interest is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such interest (a) will be subject to United States federal income taxation on the interest in the same manner as a United States person (and, with respect to corporate Holders, may also be subject to a 30% branch profits tax), and (b) will not be subject to United States federal withholding tax so long as the relevant Non-U.S. Holder provides the Depositary or such other withholding agent with the appropriate documentation (for example, IRS Form W-8ECI).

Backup Withholding and Information Reporting

Any payment received by a Non-U.S. Holder from the disposition of Notes pursuant to the Offers by or through a foreign office of a broker that is not a United States person or related to a United States person will not be subject to backup withholding. However, any payment received by a Non-U.S. Holder from the sale of Notes by or through the United States office of a broker may be subject to backup withholding unless the Holder certifies as to its TIN or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Holder’s United States federal income tax liability and may entitle the Holder to a refund, provided the required information is timely furnished to the IRS. When required, we or the Depositary will report to tendering Non-U.S. Holders and to the IRS the amount of any reportable payment made pursuant to the Offers.

Consequences to Non-Tendering Holders

A Holder whose Notes are not purchased pursuant to the Offers will not incur any United States federal income tax liability as a result of the consummation of the Offers.

MISCELLANEOUS

Pursuant to Rule 13e-4(c)(2) under the Exchange Act we have, filed with SEC a Tender Offer Statement on Schedule TO, with respect to the Exchangeable Notes Offer which contains additional information with respect to the Offers. We will file an amendment to the Schedule TO to report any material changes in the terms of the Exchange Notes Offer and to report the final results of the Exchangeable Notes Offer as required by Exchange Act Rules 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments and supplements thereto may be examined, and copies thereof may be obtained, at the same place and in the same manner as set forth in the section “Where You Can Find More Information.”

DEALER MANAGER; DEPOSITARY; INFORMATION AGENT

We have retained Citigroup Global Markets Inc. to act as Dealer Manager in connection with the Offers. The Dealer Manager may contact you regarding the Offers and may request brokers, dealers commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

We have agreed to pay the Dealer Manager a customary fee for its services and to reimburse the Dealer Manager for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Dealer Manager and its affiliates against certain liabilities in connection with services, including liabilities under the federal securities laws. At any given time, the Dealer Manager and its affiliates may trade the Notes or other of our securities for their own accounts or for the accounts of their respective customers and, accordingly, may hold long or short positions in the Notes.

The Dealer Manager and its affiliates have provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation. In the ordinary course of business, Citigroup Global Markets Inc. and its affiliates may participate in loans and actively trade the debt and equity securities of the Company, including the Notes, for their own account or for the accounts of customers and, accordingly, Citigroup Global Markets Inc. and its affiliates may at any time hold long or short positions in such securities. An affiliate of the Dealer Manager is a documentation agent and lending bank in the Company’s credit facility. As a result, the Dealer Manager at any time may own certain of our securities, including Notes. In addition, the Dealer Manager or its affiliates may tender Notes into the Offers for their own account.

Global Bondholder Services Corporation has been appointed Depositary for the Offers. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase. We have agreed to pay the Depositary reasonable and customary fees for its services and to reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities, including liabilities under the federal securities laws.

Global Bondholder Services Corporation also has been appointed Information Agent for the Offers. Requests for additional copies of documentation may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase. We have agreed to pay the Information Agent reasonable and customary fees for its services and to reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities, including liabilities under the federal securities laws.

Neither the Dealer Manager nor the Depositary and Information Agent assumes any responsibility for the accuracy or completeness of the information concerning us or our affiliates or the Notes contained, referred to or incorporated by reference in this Offer to Purchase and related documents.

In connection with the Offers, our and our affiliates’ officers and other representatives may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

In order to tender Notes in the Offers, a Holder should send or deliver a properly completed and signed Letter of Transmittal and any other required documents to the Depositary at the address set forth below or tender pursuant to DTC’s Automated Tender Offer Program.

The Depositary for the Offers is:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail; Hand or Overnight Delivery:	By Facsimile Transmission: (212) 430-3775 (for Eligible Institutions only)

Global Bondholder Services Corporation 65 Broadway – Suite 723 New York, New York 10006 Attention: Corporate Actions	To confirm receipt of facsimile by telephone: (212) 430-3774

Any questions regarding procedures for tendering Notes or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address and telephone numbers set forth below:

The Information Agent for the Offers is:

Global Bondholder Services Corporation

65 Broadway - Suite 723

New York, New York 10006

Attention: Corporation Actions

Banks and Brokers call: 212-430-3774

or

Call Toll Free: 866-470-4200

Any questions regarding the terms of the Offers should be directed to the Dealer Manager at the address and telephone number set forth below:

The Dealer Manager for the Offers is:

Citigroup Global Markets Inc.

Liability Management Desk

390 Greenwich Street, 4th Floor

New York, New York 10013

US toll free: 800-558-3745